Exhibit 99.1

Howmet Aerospace Reports Second Quarter 2020 Financial Results

PITTSBURGH--(BUSINESS WIRE)--August 6, 2020--On April 1, 2020, Arconic Inc. completed the separation of its business into two independent, publicly-traded companies: Howmet Aerospace Inc. (the new name for Arconic Inc.) and Arconic Corporation (“Arconic Corp”).

Second Quarter 2020 Highlights

  Revenue of $1.25 billion, down 31% year over year
  Loss from Continuing Operations of $84 million, or $0.19 per share, versus $136 million, or $0.31 per share, in the second quarter 2019
  Income from Continuing Operations excluding special items of $55 million, or $0.12 per share, versus $147 million, or $0.32 per share, in the second quarter 2019
  Operating income of $74 million vs. an operating loss of $176 million in the second quarter 2019
  Operating income excluding special items of $180 million, down 42% year over year
  Generated positive cash from operations and positive adjusted free cash flow; Cash balance at end of quarter $1.28 billion
  Refinanced near-term debt maturities; Net proceeds of approximately $420 million cash added to balance sheet
  Revolving credit facility undrawn at $1 billion

2020 Outlook*

  Full year 2020: Revenue $5.10 billion - $5.30 billion, Adjusted EBITDA $995 million - $1.065 billion, Adjusted EBITDA Margin 19% - 21%, Earnings Per Share Excluding Special Items $0.60 - $0.72
  Third quarter 2020: Revenue $1.050 billion – $1.150 billion
  Second quarter 2020 to fourth quarter 2020: Adjusted Free Cash Flow $350 million - $450 million

Key Announcements

  Cost reduction target increased to $100 million in 2020. Savings are incremental to $50 million of previously announced actions from 2019.
  On April 1, 2020, Company completed the separation of Arconic Inc. into two standalone companies – Howmet Aerospace Inc. and Arconic Corp.
  On April 6, 2020, Howmet Aerospace completed the early redemption of all of its 6.150% Notes due 2020 and early partial redemption of its 5.40% Notes due 2021 in the aggregate principal amount of $1 billion and $300 million, respectively.
  On April 24, 2020, Company issued $1.2 billion aggregate principal amount of 6.875% Notes due 2025. Proceeds funded purchases of $589 million of the Company’s 5.40% Notes due 2021 and $151 million of its 5.87% Notes due 2022 as well as transaction fees.
  Remaining net proceeds of approximately $420 million from April 24, 2020 offering are intended to be used for general corporate purposes.
  Next significant debt maturity is $1.25 billion of notes due October 2024.
  Howmet Aerospace intends to purchase or redeem remaining $361 million of notes due 2021 and $476 million of notes due 2022 with cash on hand.
  Company reduced gross pension liability in the U.K. by approximately $320 million
  On June 26, 2020, Howmet Aerospace successfully amended its Five-Year Revolving Credit Agreement. This Amendment provides certain relief under the financial covenant until December 31, 2021.

* Reconciliations of the forward-looking non-GAAP measures to the most directly comparable GAAP measures are not available without unreasonable efforts due to the variability and complexity of the charges and other components excluded from the non-GAAP measures – for further detail, see “2020 Outlook” below.

On April 1, 2020, Arconic Inc. completed the separation of its business into two independent, publicly-traded companies: Howmet Aerospace Inc. (the new name for Arconic Inc.) and Arconic Corporation. The financial results of Arconic Corporation for all periods prior to April 1, 2020 have been retrospectively reflected in the Statement of Consolidated Operations as discontinued operations and, as such, have been excluded from continuing operations and segment results for all periods prior to April 1, 2020. Additionally, the related assets and liabilities associated with Arconic Corporation in the December 31, 2019 Consolidated Balance Sheet are classified as assets and liabilities of discontinued operations. The cash flows, comprehensive income, and equity related to Arconic Corporation have not been segregated and are included in the Statement of Consolidated Cash Flows, Statement of Consolidated Comprehensive Income, and Statement of Changes in Consolidated Equity, respectively, for all periods prior to April 1, 2020.

Howmet Aerospace (NYSE:HWM) today reported second quarter 2020 results, for which the Company reported revenues of $1.25 billion, down 31% year over year due to disruptions in the commercial aerospace and commercial transportation markets, primarily driven by COVID-19 and 737 MAX production declines, somewhat offset by growth in the defense and industrial gas turbine markets.

Howmet Aerospace reported Loss from Continuing Operations of $84 million, or $0.19 per share, in the second quarter 2020 versus Loss from Continuing Operations of $136 million, or $0.31 per share, in the second quarter 2019. Income from Continuing Operations excluding special items was $55 million, or $0.12 per share, in the second quarter 2020, versus $147 million, or $0.32 per share, in the second quarter 2019. Income from Continuing Operations in the second quarter 2020 included $139 million of Special items, principally related to charges associated with settling pension liabilities ($53 million), financing ($50 million), and severance-related ($33 million) costs.

Second quarter 2020 operating income was $74 million versus an operating loss of $176 million in the second quarter 2019. Operating income excluding special items was $180 million, down 42% year over year, due to disruptions in the commercial aerospace and commercial transportation markets driven by COVID-19 and 737 MAX production declines, partly offset by growth in the defense and industrial gas turbine markets, cost reductions, and favorable product pricing. Operating income margin excluding special items was down approximately 280 basis points year over year to 14.4%.

Howmet Aerospace Executive Chairman and Co-Chief Executive Officer John Plant said, “The full impact of the COVID-19 pandemic was felt across our businesses in the second quarter, reflected in a 31% decline in year-over-year revenues. Nevertheless, the Howmet Aerospace team undertook swift cost and cash containment actions in response to COVID-19 and the associated market declines, and drove an Adjusted EBITDA margin of 19.7% and Adjusted Free Cash Flow of $76 million excluding separation costs. These cost reduction actions will continue to take effect into the third and fourth quarters of 2020.”

Mr. Plant continued, “We are monitoring global air traffic trends and aircraft build rates that underpin our outlook for the remainder of the year; however we recognize there are significant uncertainties regarding the external environment, such as risk of further COVID-19 spikes, customer inventory corrections, and aircraft build rate changes. We expect that third quarter 2020 revenue and earnings will represent the low point for the year, while fourth quarter 2020 revenue is expected to recover with margins rebounding to levels similar to the second quarter 2020. Howmet Aerospace remains focused on the trajectory of margins as we exit 2020 and move into 2021. Our liquidity position is strong with $1.3B of cash, and our $1 billion revolving credit facility remains undrawn. We also refinanced the majority of our 2021 and 2022 bonds to 2025.”

For the second quarter 2020, cash provided from operations was $31 million; cash used for financing activities was $1.4 billion; and cash provided from investing activities was $33 million. Adjusted Free Cash Flow excluding separation costs for the second quarter 2020 was $76 million.

Second Quarter 2020 Segment Performance
Engine Products
Engine Products reported revenue of $585 million, a decrease of 30% year over year due to declines in the commercial aerospace market, driven by COVID-19 and 737 MAX production declines, partly offset by growth in defense aerospace and industrial gas turbine markets. Segment operating profit was $105 million, down 36% year over year, driven by volumes declines, partially offset by cost reductions and favorable product pricing. Segment operating profit margin decreased approximately 160 basis points year over year to 17.9%.

Fastening Systems
Fastening Systems reported revenue of $326 million, a decrease of 18% year over year due to declines in the commercial aerospace and commercial transportation markets, primarily driven by COVID-19 and 737 MAX production declines. Segment operating profit was $70 million, down 29% year over year, driven by volume declines, impacts from higher employee absenteeism due to COVID-19, and delayed cost actions in Europe; partially offset by other cost reductions. Segment operating profit margin decreased approximately 330 basis points year over year to 21.5%.

Engineered Structures
Engineered Structures reported revenue of $229 million, a decrease of 31% year over year due to declines in the commercial aerospace market, driven by COVID-19 and 737 MAX production declines. Segment operating profit was $19 million, down 24% year over year, driven by volume declines, partially offset by cost reductions, intentional product exits, and favorable product pricing. Segment operating profit margin increased approximately 70 basis points year over year to 8.3%.

Forged Wheels
Forged Wheels reported revenue of $113 million, a decrease of 56% year over year due to declines in the commercial transportation markets, primarily driven by COVID-19. Segment operating profit was $6 million, down 92% year over year, driven by volume declines, partially offset by cost reductions. Segment operating profit margin decreased approximately 2,310 basis points year over year to 5.3%.

2020 Outlook*

3Q Revenue Full Year Revenue[1]	~$1,100M +/- $50M ~$5,200M +/- $100M
Full Year Adjusted EBITDA[1,2] Full Year Adjusted EBITDA[1,2] Margin	~$1,030M +/- $35M ~20% +/- 100 bps
Full Year Earnings per Share Excluding Special Items[1]	$0.60 - $0.72
2Q - 4Q Adjusted Free Cash Flow[1,3]	~$400M +/- $50M
  Outlook assumes first quarter 2020 revenue of ~$1,630M, first quarter 2020 Adjusted EBITDA excluding special items of ~$390M, first quarter 2020 Earnings per Share excluding special items of ~$0.40, and first quarter 2020 Adjusted Free Cash Flow of ~($100M)
  Excluding special items
  Excludes separation costs

* Howmet Aerospace has not provided reconciliations of the forward-looking non-GAAP financial measures, such as adjusted EBITDA, earnings per share excluding special items, adjusted free cash flow and EBITDA margin, to the most directly comparable GAAP financial measures. Such reconciliations are not available without unreasonable efforts due to the variability and complexity with respect to the charges and other components excluded from the non-GAAP measures, such as the effects of foreign currency movements, gains or losses on sales of assets, taxes, and any future restructuring or impairment charges. These reconciling items are in addition to the inherent variability already included in the GAAP measures, which includes, but is not limited to, price/mix and volume. Howmet Aerospace believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

Increased Cost Reduction Target to Approximately $100 Million in 2020
In response to the significant market disruptions associated with COVID-19, the Company commenced plans in April to reduce costs. The Company has increased its target to reduce costs by approximately $100 million in 2020. These savings would be incremental to $50 million of previously announced cost reduction actions from 2019.

Separation Completed on April 1, 2020
The Company completed the separation of Arconic Inc. into two standalone companies – Howmet Aerospace Inc. and Arconic Corp – on April 1, 2020. Due to its name change, Howmet Aerospace’s stock symbol on the New York Stock Exchange changed to “HWM” on April 1, 2020.

Completed Early Redemption of 6.150% Notes Due 2020 and Early Partial Redemption of 5.40% Notes Due 2021
On April 6, 2020, Howmet Aerospace completed the early redemption of all of its 6.150% Notes due 2020 and the early partial redemption of its 5.40% Notes due 2021 in the aggregate principal amount of $1 billion and $300 million, respectively.

Completed $1.2 Billion Debt Offering; Purchased $589 Million of 5.40% Notes Due 2021 and $151 Million of 5.87% Notes due 2022
On April 24, 2020, the Company issued $1.2 billion aggregate principal amount of 6.875% Notes due 2025. Proceeds funded the May 2020 purchases of $589 million of the Company’s 5.40% Notes due 2021 and $151 million of its 5.87% Notes due 2022, as well as transaction fees. Remaining net proceeds of approximately $420 million are intended to be used for general corporate purposes.

Next Significant Debt Maturity $1.25 Billion Notes due 2024; Company Intends to Purchase or Redeem Remaining Notes due 2021 and 2022
Howmet Aerospace’s next significant debt maturity is $1.25 billion of 5.125% Notes due October 2024. The Company has $361 million of 5.40% Notes due April 2021 and $476 million of 5.87% Notes due February 2022. The Company intends to use cash on hand to purchase or redeem the outstanding amounts of the 2021 and 2022 notes.

Reduced Gross Pension Liability in U.K. by approximately $320 million
In the second quarter of 2020, the Company undertook a number of actions to reduce pension obligations in the U.K. by offering lump sum payments to certain plan participants and entering into group annuity contracts with a third-party carrier. As a result of these actions, the Company reduced the gross pension liability in the U.K. by approximately $320 million. The cash used to effect this reduction was approximately $45 million and is included in Adjusted Free Cash Flow.

Amended Five-Year Revolving Credit Agreement
On June 26, 2020, Howmet Aerospace successfully amended its Five-Year Revolving Credit Agreement. The amendment provides certain relief under the financial covenant until December 31, 2021. In addition, the amendment permanently reduced the total commitment from $1.5 billion to $1 billion. The revolving credit facility remains undrawn as of August 5, 2020.

Howmet Aerospace will hold its quarterly conference call at 10:00 AM Eastern Time on Thursday, August 6, 2020. The call will be webcast via www.howmet.com. The press release and presentation materials will be available at approximately 8:00 AM ET on August 6 via the “Investors” section of the Howmet Aerospace website. A link to the press release will also be available via Howmet’s Twitter handle @HowmetAerospace at https://twitter.com/howmetaerospace.

About Howmet Aerospace
Howmet Aerospace, Inc., headquartered in Pittsburgh, Pennsylvania, is a leading global provider of advanced engineered solutions for the aerospace and transportation industries. The Company’s primary businesses focus on jet engine components, aerospace fastening systems, and titanium structural parts necessary for mission-critical performance and efficiency in aerospace and defense applications, as well as forged wheels for commercial transportation. With nearly 1,200 granted and pending patents, the Company’s differentiated technologies enable lighter, more fuel-efficient aircraft to operate with a lower carbon footprint. In 2019, the businesses of Howmet Aerospace reported annual revenue of over $7 billion. For more information, visit www.howmet.com. Follow @howmet: LinkedIn, Twitter, Instagram, Facebook, and YouTube.

Dissemination of Company Information
Howmet Aerospace intends to make future announcements regarding Company developments and financial performance through its website at www.howmet.com.

Forward-Looking Statements
This release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as "anticipates," "believes," "could," "estimates," "expects," "forecasts," "goal," "guidance," "intends," "may," "outlook," "plans," "projects," "seeks," "sees," "should," "targets," "will," "would," or other words of similar meaning. All statements that reflect Howmet Aerospace’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, forecasts and expectations relating to the growth of end markets; statements and guidance regarding future financial results or operating performance; statements regarding future strategic actions; and statements about Howmet Aerospace's strategies, outlook, business and financial prospects. These statements reflect beliefs and assumptions that are based on Howmet Aerospace’s perception of historical trends, current conditions and expected future developments, as well as other factors Howmet Aerospace believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and changes in circumstances that are difficult to predict, which could cause actual results to differ materially from those indicated by these statements. Such risks and uncertainties include, but are not limited to: (a) the impact of the separation on the businesses of Howmet Aerospace; (b) deterioration in global economic and financial market conditions generally, including as a result of pandemic health issues (including COVID-19 and its effects, among other things, on global supply, demand, and distribution disruptions as the COVID-19 outbreak continues and results in an increasingly prolonged period of travel, commercial and/or other similar restrictions and limitations); (c) unfavorable changes in the markets served by Howmet Aerospace; (d) the inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated or targeted; (e) competition from new product offerings, disruptive technologies or other developments; (f) political, economic, and regulatory risks relating to Howmet Aerospace’s global operations, including compliance with U.S. and foreign trade and tax laws, sanctions, embargoes and other regulations; (g) manufacturing difficulties or other issues that impact product performance, quality or safety; (h) Howmet Aerospace’s inability to realize expected benefits, in each case as planned and by targeted completion dates, from acquisitions, divestitures, facility closures, curtailments, expansions, or joint ventures; (i) the impact of potential cyber attacks and information technology or data security breaches; (j) the loss of significant customers or adverse changes in customers’ business or financial conditions; (k) adverse changes in discount rates or investment returns on pension assets; (l) the impact of changes in aluminum prices and foreign currency exchange rates on costs and results; (m) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation, which can expose Howmet Aerospace to substantial costs and liabilities; (n) the possible impacts and our preparedness to respond to implications of COVID-19; and (o) the other risk factors summarized in Howmet Aerospace’s Form 10-K for the year ended December 31, 2019, Form 10-Q for the quarter ended March 31, 2020 and other reports filed with the U.S. Securities and Exchange Commission (SEC). Market projections are subject to the risks discussed above and other risks in the market. The statements in this release are made as of the date of this release, even if subsequently made available by Howmet Aerospace on its website or otherwise. Howmet Aerospace disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Non-GAAP Financial Measures
Some of the information included in this release is derived from Howmet Aerospace’s consolidated financial information but is not presented in Howmet Aerospace’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these data are considered “non-GAAP financial measures” under SEC rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measure. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release.

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Howmet Aerospace Inc. and subsidiaries Statement of Consolidated Operations (unaudited) (in U.S. dollar millions, except per-share and share amounts)
	Quarter ended
	June 30, 2020	March 31, 2020	June 30, 2019
Sales	$1,253	$1,634	$1,818

Cost of goods sold (exclusive of expenses below)	923	1,183	1,335
Selling, general administrative, and other expenses	74	79	102
Research and development expenses	4	4	7
Provision for depreciation and amortization	73	71	78
Restructuring and other charges(1)	105	39	472
Operating income (loss)	74	258	(176)

Interest expense	144	84	86
Other expense (income), net	16	(24)	6

Income (loss) from continuing operations before income taxes	(86)	198	(268)
Provision (benefit) for income taxes	(2)	45	(132)
Income (loss) from continuing operations after income taxes	(84)	153	(136)
Income (loss) from discontinued operations after income taxes	(12)	62	15

Net income (loss)	$(96)	$215	$(121)

EARNINGS (LOSS) PER SHARE ATTRIBUTABLE TO HOWMET AEROSPACE COMMON SHAREHOLDERS:
Basic(2)(3):
Continuing Operations	$(0.19)	$0.35	$(0.31)
Discontinued Operations	$(0.03)	$0.14	$0.03
Net income (loss) per share	$(0.22)	$0.49	$(0.27)
Average number of shares(3)(4)	436,110,495	435,015,454	445,298,284

Diluted(2)(3):
Continuing Operations	$(0.19)	$0.34	$(0.31)
Discontinued Operations	$(0.03)	$0.14	$0.03
Net income (loss) per share	$(0.22)	$0.49	$(0.27)
Average number of shares(4)	436,110,495	440,396,706	445,298,284

Common stock outstanding at the end of the period	436,110,495	436,085,504	440,087,693

  Restructuring and other charges for the quarter ended June 30, 2020 included severance costs, pension curtailments and other exit costs. Restructuring and other charges for the quarter ended March 31, 2020 included severance costs, asset impairments, and other exit costs. Restructuring and other charges for the quarter ended June 30, 2019 primarily included a $428 charge for the impairment of long-lived assets of the Disks business, severance costs, partially offset by a benefit related to the elimination of life insurance benefits for U.S. salaried and non-bargained hourly retirees of the Company and its subsidiaries.
  In order to calculate both basic and diluted earnings per share, preferred stock dividends declared of $1 for the quarters ended June 30, 2020, March 31, 2020, and June 30, 2019 need to be subtracted from Net income (loss).
  For the quarter ended March 31, 2020, the difference between the diluted average number of shares and the respective basic average number of shares related to share equivalents (5 million) associated with outstanding employee stock options and awards.
  Basic and diluted average number of shares and common stock outstanding at the end of the period for the quarter ended June 30, 2019 do not reflect the full impact of the share repurchases as they were made at different times during 2019.

Howmet Aerospace Inc. and subsidiaries Consolidated Balance Sheet (unaudited) (in U.S. dollar millions)
	June 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$1,281	$1,577
Receivables from customers, less allowances of $1 in 2020 and $1 in 2019	364	583
Other receivables	163	349
Inventories	1,673	1,607
Prepaid expenses and other current assets	221	285
Current assets of discontinued operations	—	1,442
Total current assets	3,702	5,843

Properties, plants, and equipment, net	2,558	2,629
Goodwill	4,051	4,067
Deferred income taxes	194	225
Intangibles, net	589	599
Other noncurrent assets	269	316
Non current assets of discontinued operations	—	3,899
Total assets	$11,363	$17,578

Liabilities
Current liabilities:
Accounts payable, trade	$632	$976
Accrued compensation and retirement costs	201	285
Taxes, including income taxes	66	65
Accrued interest payable	91	112
Other current liabilities	277	229
Short-term debt	391	1,034
Current liabilities of discontinued operations	—	1,424
Total current liabilities	1,658	4,125
Long-term debt, less amount due within one year	4,695	4,906
Accrued pension benefits	1,006	1,030
Accrued other postretirement benefits	190	200
Other noncurrent liabilities and deferred credits	365	438
Non current liabilities of discontinued operations	—	2,258
Total liabilities	7,914	12,957

Equity
Howmet Aerospace shareholders’ equity:
Preferred stock	55	55
Common stock	436	433
Additional capital	3,919	7,319
Retained earnings	223	129
Accumulated other comprehensive loss	(1,184)	(3,329)
Total Howmet Aerospace shareholders’ equity	3,449	4,607
Noncontrolling interests	—	14
Total equity	3,449	4,621
Total liabilities and equity	$11,363	$17,578

Howmet Aerospace and subsidiaries Statement of Consolidated Cash Flows (unaudited) (in millions, except as noted)
	Six months ended June 30,
	2020	2019
Operating activities
Net income	$119	$66
Adjustments to reconcile net income to cash provided from operations:
Depreciation and amortization	203	276
Deferred income taxes	25	(78)
Restructuring and other charges	126	511
Net loss from investing activities—asset sales	4	4
Net periodic pension benefit cost	34	58
Stock-based compensation	23	27
Other	48	14
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
(Increase) in receivables	(70)	(743)
(Increase) in inventories	(136)	(117)
(Increase) in prepaid expenses and other current assets	(11)	18
(Decrease) increase in accounts payable, trade	(403)	(29)
(Decrease) in accrued expenses	(173)	(46)
Increase in taxes, including income taxes	96	41
Pension contributions	(102)	(140)
(Increase) in noncurrent assets	(6)	(5)
(Decrease) in noncurrent liabilities	(37)	(9)
Cash used for operations	(260)	(152)

Financing Activities
Net change in short-term borrowings (original maturities of three months or less)	(2)	—
Additions to debt (original maturities greater than three months)(1)	2,400	226
Payments on debt (original maturities greater than three months)	(2,041)	(226)
Debt issuance costs	(61)	—
Premiums paid on early redemption of debt	(59)	—
Proceeds from exercise of employee stock options	30	11
Dividends paid to shareholders	(10)	(39)
Repurchases of common stock	—	(900)
Net cash transferred to Arconic Corporation at separation	(500)	—
Other	(34)	(14)
Cash used for financing activities	(277)	(942)
Investing Activities
Capital expenditures	(101)	(304)
Proceeds from the sale of assets and businesses	114	12
Sale of debt securities	—	47
Cash receipts from sold receivables	114	417
Other	—	(1)
Cash provided from investing activities	127	171
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(8)	1
Net change in cash, cash equivalents and restricted cash	(418)	(922)
Cash, cash equivalents and restricted cash at beginning of period	1,703	2,282
Cash, cash equivalents and restricted cash at end of period	$1,285	$1,360

  In the first quarter of 2020, Arconic Corporation, which was then a wholly-owned subsidiary of Howmet Aerospace, completed its $600 offering of 6.125% senior secured second-lien notes due 2028 and a $600 seven-year senior secured first-lien term loan B facility in preparation for the Arconic Inc. Separation Transaction.

Howmet Aerospace Inc. and subsidiaries Segment Information (unaudited) (in U.S dollar millions)
	1Q19	2Q19	3Q19	4Q19	2019	1Q20	2Q20
Engine Products
Third-party sales	$813	$835	$844	$829	$3,321	$781	$585
Inter-segment sales	$5	$3	$1	$2	$11	$2	$1
Segment operating profit	$141	$163	$161	$157	$622	$165	$105
Segment operating profit margin	17.3%	19.5%	19.1%	18.9%	18.7%	21.1%	17.9%
Provision for depreciation and amortization	$34	$35	$31	$31	$131	$30	$31
Restructuring and other charges	$3	$250	$49	$3	$305	$13	$22
Capital expenditures	$71	$55	$39	$46	$211	$19	$14

Fastening Systems
Third-party sales	$395	$399	$391	$376	$1,561	$385	$326
Inter-segment sales	$—	$—	$—	$—	$—	$—	$—
Segment operating profit	$96	$99	$102	$99	$396	$96	$70
Segment operating profit margin	24.3%	24.8%	26.1%	26.3%	25.4%	24.9%	21.5%
Provision for depreciation and amortization	$12	$12	$12	$12	$48	$12	$12
Restructuring and other charges	$5	$1	$(1)	$1	$6	$2	$24
Capital expenditures	$9	$8	$7	$12	$36	$8	$7

Engineered Structures
Third-party sales	$294	$331	$318	$312	$1,255	$275	$229
Inter-segment sales	$3	$3	$4	$3	$13	$3	$2
Segment operating profit	$16	$25	$40	$39	$120	$28	$19
Segment operating profit margin	5.4%	7.6%	12.6%	12.5%	9.6%	10.2%	8.3%
Provision for depreciation and amortization	$17	$14	$15	$12	$58	$13	$14
Restructuring and other charges	$4	$193	$(3)	$—	$194	$17	$(5)
Capital expenditures	$11	$7	$4	$5	$27	$3	$5

Forged Wheels
Third-party sales	$254	$257	$241	$217	$969	$191	$113
Inter-segment sales	$—	$—	$—	$—	$—	$—	$—
Segment operating profit	$60	$73	$60	$60	$253	$50	$6
Segment operating profit margin	23.6%	28.4%	24.9%	27.6%	26.1%	26.2%	5.3%
Provision for depreciation and amortization	$8	$8	$8	$8	$32	$10	$9
Restructuring and other charges	$4	$1	$—	$(1)	$4	$2	$1
Capital expenditures	$25	$20	$11	$14	$70	$7	$4

Segment performance under the Company's management reporting system is evaluated based on a number of factors; however, the primary measure of performance is Segment operating profit. The Company's definition of Segment operating profit is Operating income excluding Special items. Special items include Restructuring and other charges and Impairment of goodwill. Segment operating profit may not be comparable to similarly titled measures of other companies. Differences between segment and consolidated totals are in Corporate.

Howmet Aerospace Inc. and subsidiaries Segment Information (unaudited) (in U.S dollar millions)
Reconciliation of Total Segment Operating Profit to Income (Loss) from Continuing Operations Before Income Taxes	1Q19	2Q19	3Q19	4Q19	2019	1Q20	2Q20
Total segment operating profit	$313	$360	$363	$355	$1,391	$339	$200
Unallocated amounts
Restructuring and other charges	(44)	(472)	(56)	(10)	(582)	(39)	(105)
Corporate expense(1)	(55)	(64)	(51)	(60)	(230)	(42)	(21)
Consolidated operating income (loss)	214	(176)	256	285	579	258	74
Interest expense	(85)	(86)	(85)	(82)	(338)	(84)	(144)
Other expense (income), net	(12)	(6)	(8)	(5)	(31)	24	(16)
Income (loss) from continuing operations before income taxes	$117	$(268)	$163	$198	$210	$198	$(86)

  For the quarter ended March 31, 2019, Corporate expense included $1 of costs associated with the Arconic Inc. Separation Transaction, $8 of legal and advisory charges related to the strategic review and Grenfell tower. For the quarter ended June 30, 2019, Corporate expense included $1 of costs associated with the Arconic Inc. Separation Transaction, $9 impairment of assets of the energy business, $4 of costs related to a fire at a fasteners plant and $3 of legal and advisory charges related to Grenfell tower. For the quarter ended September 30, 2019, Corporate expense included $1 of costs associated with the Arconic Inc. Separation Transaction, $5 of costs related to a fire a fasteners plant and $2 of legal and advisory charges related to Grenfell tower. For the quarter ended December 31, 2019, Corporate expense included $2 of costs associated with the Arconic Inc. Separation Transaction, $1 in an impairment of assets of the energy business, and $1 of legal and advisory charges related to Grenfell tower. For the quarter ended March 31, 2020, Corporate expense included $4 of costs associated with the Arconic Inc. Separation Transaction, $11 of net costs related to fires at two plants, and impairment costs related to facilities closures of $3 offset by ($1) net reimbursement related to legal and advisory charges related to Grenfell Tower. For the quarter ended June 30, 2020, Corporate expense included $3 of costs associated with the Arconic Inc. Separation Transaction, ($6) of reimbursement on a related to legal and advisory charges related to Grenfell Tower, and $4 of net costs related to a fire at two plants (net of insurance reimbursements).

Howmet Aerospace Inc. and subsidiaries Calculation of Financial Measures (unaudited), continued (in U.S. dollars millions)
Adjusted free cash flow	Quarter ended			Six months ended
	June 30, 2019	March 31, 2020	June 30, 2020	June 30, 2019	June 30, 2020
Cash provided from (used for) operations	106	(291)	31	(152)	(260)
Cash receipts from sold receivables	257	48	66	417	114
Capital expenditures	(136)	(69)	(32)	(304)	(101)
Adjusted free cash flow	227	(312)	65	(39)	(247)
Costs associated with the Arconic Inc. Separation Transaction	5	66	11	6	77
Adjusted free cash flow, excluding costs associated with Arconic Inc. Separation Transaction	$232	$(246)	$76	$(33)	$(170)

The net cash funding from the sale of accounts receivables was $350 million in the fourth quarter of 2019 and all prior quarters presented. The net cash funding from the sale of accounts receivables was $329 million in the first quarter of 2020 which represented a $21 million use of cash in the first quarter. The net cash funding from the sale of accounts receivables was $299 million in the second quarter of 2020 which represented a $30 million use of cash in the second quarter.

Adjusted free cash flow and Adjusted free cash flow, excluding costs associated with the Arconic Inc. Separation Transaction are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures (due to the fact that these expenditures are considered necessary to maintain and expand the Company's asset base and are expected to generate future cash flows from operations), cash receipts from net sales of beneficial interest in sold receivables, as well as costs associated with the Arconic Inc. Separation Transaction. It is important to note that Adjusted free cash flow and Adjusted free cash flow, excluding costs associated with the Arconic Inc. Separation Transaction do not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

Howmet Aerospace Inc. and subsidiaries Calculation of Financial Measures (unaudited) (in U.S. dollar millions, except per-share amounts)
Income from continuing operations, excluding Special items	Quarter ended			Six months ended
	June 30, 2019	March 31, 2020	June 30, 2020	June 30, 2019	June 30, 2020
Income (loss) from continuing operations	(136)	153	(84)	(50)	69

Diluted earnings (loss) per share (EPS)
Continuing operations	$(0.31)	$0.34	$(0.19)	$(0.11)	$0.15
Discontinued operations	$0.03	$0.14	$(0.03)	$0.25	$0.11

Special items:
Restructuring and other charges	472	39	105	516	144
Discrete tax items(1)	(37)	(8)	10	(37)	2
Other special items(2)	(53)	20	68	(41)	88
Tax impact(3)	(99)	(10)	(44)	(110)	(54)

Income from continuing operations, excluding Special items	$147	$194	$55	$278	$249

Diluted EPS excluding Special items	$0.32	$0.44	$0.12	$0.59	$0.56

Average number of shares - diluted EPS excluding Special items	463,970,027	440,396,706	438,669,853	476,600,574	439,660,786

Income (loss) from continuing operations excluding Special items and Diluted EPS excluding Special items are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews the operating results of the Company excluding the impacts of Restructuring and other charges, Discrete tax items, and Other special items (collectively, “Special items”). There can be no assurances that additional special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Income (loss) from continuing operations determined under GAAP as well as Income (loss) from continuing operations excluding Special items.

(1) Discrete tax items for each period included the following:

  for the quarter ended June 30, 2019, a benefit associated with the deduction of foreign taxes that were previously claimed as a U.S. foreign tax credit ($25), and a benefit to remeasure certain deferred tax assets as a result of a foreign tax rate change ($12);
  for the quarter ended March 31, 2020, a benefit related primarily to stock compensation ($8);
  for the quarter ended June 30, 2020, charges resulting from the remeasurement of deferred tax balances in various jurisdictions as a result of the Arconic Inc. Separation Transaction $6, and a net charge for prior year items $4.
  for the six months ended June 30, 2019, a benefit associated with the deduction of foreign taxes that were previously claimed as a U.S. foreign tax credit ($25) and a benefit to remeasure certain deferred tax assets as a results of a foreign tax rate change ($12); and
  for the six months ended June 30, 2020, charges resulting from the remeasurement of deferred tax balances in various jurisdictions as a result of the Arconic Inc. Separation Transaction $6, a net charge for prior year items $3, a benefit related to stock compensation ($5), and a net benefit for other small items ($2).

(2) Other special items for each period included the following:

  for the quarter ended June 30, 2019, impairment of energy assets ($9), costs associated with the Arconic Inc. Separation Transaction ($1), costs related to a fire at a fasteners plant ($4), legal and other advisory costs related to Grenfell Tower ($3), and an unfavorable tax impact related to the interim period treatment of operational losses in certain foreign jurisdictions for which no tax benefit was recognized ($13),offset by a favorable tax impact resulting from the difference between the Company's consolidated estimated annual effective tax rate and the statutory rate applicable to special items $83;
  for the quarter ended March 31, 2020, transaction costs with the Arconic Inc. Separation Transaction ($4), interest costs associated with the Arconic Inc. separation Transaction ($7), net costs related to fires at two plants ($11), impairment costs related to facilities closures ($3), partially offset by a favorable tax impact resulting from the difference between the Company's consolidated estimated annual effective tax rate and the statutory rate applicable to special items $4, and a reimbursement of legal and other advisory costs related to Grenfell Tower $1;
  for the quarter ended June 30, 2020, new financing and debt tender fees ($65), transaction costs with the Arconic Inc. Separation Transaction ($3), net costs related to fires at two plants ($4), net of reimbursement, and an unfavorable tax impact resulting from the difference between the Company's consolidated estimated annual effective tax rate and the statutory rate applicable to special items ($2) partially offset by a reimbursement of legal and other advisory costs related to Grenfell Tower $6;
  for the six months ended June 30, 2019 strategy and portfolio review costs ($6), impairment of energy assets ($9), costs associated with the Arconic Inc. Separation Transaction ($2), costs related to a fire at a fasteners plant ($4), legal and other advisory costs related to Grenfell Tower ($6), an unfavorable tax impact related to the interim period treatment of operational losses in certain foreign jurisdictions for which no tax benefit was recognized ($15), offset by a favorable tax impact resulting from the difference between the Company's consolidated estimated annual effective tax rate and the statutory rate applicable to special items $83; and
  for the six months ended June 30, 2020 new financing and debt tender fees ($65), transaction costs with the Arconic Inc. Separation Transaction ($7), interest costs associated with the Arconic Inc. separation Transaction ($7), net costs related to fires at two plants ($15), net of reimbursement, impairment costs related to facilities closures ($3) offset by a reimbursement of legal and other advisory costs related to Grenfell tower $7 a favorable tax impact resulting from the difference between the Company's consolidated estimated annual effective tax rate and the statutory rate applicable to special items $2.

(3) The tax impact on Special items is based on the applicable statutory rates whereby the difference between such rates and the Company’s consolidated estimated annual effective tax rate is itself a Special item.

Howmet Aerospace Inc. and subsidiaries Calculation of Financial Measures (unaudited), continued (in U.S. dollar millions)
Operational Tax Rate	Quarter ended June 30, 2020			Six months ended June 30, 2020
	As reported	Special items(1)	As adjusted	As reported	Special items(1)	As adjusted
Income (loss) from continuing operations before income taxes	$(86)	$171	$85	$112	$234	$346
Provision (benefit) for income taxes	(2)	32	30	43	54	97
Operational tax rate	2.3%		35.3%	38.4%		28.0%

Operational tax rate is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of the Company excluding the impacts of Special items. There can be no assurances that additional Special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both the Effective tax rate determined under GAAP as well as the Operational tax rate.

  See Income (loss) from continuing operations excluding Special items reconciliation above for a description of Special items.

Howmet Aerospace Inc. and subsidiaries Calculation of Financial Measures (unaudited), continued (in U.S. dollars millions)
Net Debt	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020
Short-term debt	$434	$1,434	$1,034	$1,336	$391
Long-term debt, less amount due within one year	5,901	4,905	4,906	4,608	4,695
Total debt	$6,335	$6,339	$5,940	$5,944	$5,086
Less: Cash, cash equivalents, and restricted cash	1,314	1,278	1,632	2,143	1,285
Net debt	$5,021	$5,061	$4,308	$3,801	$3,801

Net debt is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management assesses the Company's leverage position after factoring in cash that could be used to repay outstanding debt.

The cash flows related to Arconic Corporation have not been segregated and are included in the Statement of Consolidated Cash Flows for all periods prior to the Arconic Inc. Separation Transaction.

Howmet Aerospace Inc. and subsidiaries Calculation of Financial Measures (unaudited), continued (in U.S. dollars millions)
Operating income excluding Special items	Quarter ended
	June 30, 2019	March 31, 2020	June 30, 2020
Operating income (loss)	$(176)	$258	$74

Special items:
Restructuring and other charges	472	39	105
Costs associated with the Arconic Inc. Separation Transaction	1	4	3
Impairment of energy business assets	9	—	—
Legal and other advisory costs related to Grenfell Tower	3	(1)	(6)
Plant fire costs	4	11	4
Impairment costs related to facilities closures	—	3	—
Operating income excluding Special items	$313	$314	$180

Sales	$1,818	$1,634	$1,253

Operating income margin, excluding Special items	17.2%	19.2%	14.4%

Operating income excluding Special items and Operating income margin, excluding Special items are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews the operating results of the Company excluding the impacts of Special items. There can be no assurances that additional Special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Operating income determined under GAAP as well as Operating income excluding Special items.

Howmet Aerospace Inc. and subsidiaries Calculation of Financial Measures (unaudited), continued (in U.S. dollars millions)
Reconciliation of Adjusted EBITDA excluding Special Items Margin	Quarter ended June 30, 2020
Income (loss) from continuing operations after income taxes	$(84)

Add:
Provision (benefit) for income taxes	(2)
Other (income) expense, net	16
Interest expense	144
Restructuring and other charges	105
Provision for depreciation and amortization	73

Adjusted EBITDA	$252

Add:
Costs associated with the Arconic Inc. Separation Transaction	$3
Plant fire costs, net of insurance proceeds (1)	(2)
Legal and other advisory costs related to Grenfell Tower reimbursement	(6)
Adjusted EBITDA excluding Special items	$247

Third-party sales	$1,253
Adjusted EBITDA excluding Special items Margin	19.7%

(1) Plant fire costs excludes the impacts of $6 of depreciation.

Contacts

Investor Contact
Paul T. Luther
(412) 553-1950
Paul.Luther@howmet.com

Media Contact
Paul Erwin
(412) 553-2666
Paul.Erwin@howmet.com